Exhibit 99.1

SolarEdge to Enter E-Mobility Market with Acquisition of S.M.R.E. Spa

Fremont, California and Umbertide, Italy (January 7, 2019) - SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy, announced today the entry into a definitive agreement to acquire S.M.R.E Spa (“SMRE”). Headquartered in Italy, SMRE provides innovative integrated powertrain technology and electronics for electric vehicles.

Founded in 1999 and traded on the Italian AIM (SMR.MI), SMRE has three business units: e-mobility, automated production machines and telematics software. The company has more than fifteen years of experience developing end-to-end e-mobility solutions for electric and hybrid vehicles used in motorcycles, commercial vehicles and trucks. These solutions include innovative high-performing powertrains with e-motor, motor drive, gearbox, battery, BMS, chargers, Vehicle Control Unit (VCU) and software for electric vehicles.

With governments and automotive manufacturers committed to the electrification of transportation, the global market for electric vehicles is expected by industry experts to increase from approximately one million EVs in 2018 to approximately 20 million annually in 2030, with a CAGR of 30.6% from 2015 and until 2030.

“The acquisition of SMRE is another step in executing our strategy of sustainable growth by addressing an additional fast growing and technologically synergetic market while diversifying into new fields outside the solar arena," stated Guy Sella, CEO, Chairman and Founder of SolarEdge. “SMRE’s innovative technology and experienced, successful team provides SolarEdge with fast-track access to the high-growth e-mobility market. We believe that combining SMRE’s vast experience and full powertrain technology with SolarEdge’s innovative power and battery technology, proven operational excellence and global reach, positions us to become a market leader in this important market.”

“SMRE built a strong team that has developed products addressing the current and future needs of the e-mobility market,” stated Samuele Mazzini, CEO, Chairman and Founder of SMRE. “SMRE’s expertise together with SolarEdge’s successful business track record, R&D capabilities and innovative power electronics will favorably position us in the global transition to e-mobility.”

The initial acquisition entails a purchase from the founder and an additional two stockholders of approximately 51% of the outstanding shares of SMRE pursuant to a standard share purchase agreement, for an aggregate investment of approximately $77 million, with 50% to be paid in cash and the remaining 50% to be paid in shares of SolarEdge common stock. The transaction is expected to close in the coming weeks and will be followed by a mandatory tender offer in which SolarEdge intends to offer to purchase in an all cash transaction, subject to regulatory reviews and approvals, the remaining outstanding ordinary shares of SMRE, that are currently listed on the Italian AIM stock exchange, with the goal of SMRE becoming a wholly-owned subsidiary of SolarEdge.

This initial acquisition is expected to reduce SolarEdge’s cash balance by approximately $39 million, which will be reflected in the first quarter cash flow and involve the issuance of approximately 1.1 million shares of SolarEdge common stock. From a financial perspective, the contribution of SMRE to SolarEdge’s revenues in the first quarter is expected to be minimal and the effect on non GAAP EPS is expected to be ($0.01)-($0.03) as a result of the additional shares issuance and the results of SMRE operations.

Further information on this acquisition will be provided in the fourth quarter 2018 earnings release call.

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About SolarEdge

SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, UPS, and grid services solutions. SolarEdge is online at solaredge.com

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